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                                            December 18, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: M. Kathleen Haller

                      Re:  MED-EMERG INTERNATIONAL, INC. FORM 8-A
                           --------------------------------------

Dear Ms. Haller:

               The undersigned officer of Med-Emerg International, Inc. hereby requests a withdrawal of the Form 8-A registration statement filed on October 17, 1997.

               If you have any questions, please contact our attorney, Arthur
S. Marcus.

                                            Sincerely,




                                            Kathryn Gamble